Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Partners
SDG Macerich Properties, L.P.
and
The Board of Directors
The Macerich Company

We consent to the incorporation by reference in the registration statements of The Macerich Company on Form S-3 (File No. 333-21157), Form S-3 (File No. 333-38721) Form S-3 (File No. 333-80129) and Form S-8 of our report dated February 9, 2001, relating to the balance sheets of SDG Macerich Properties, L.P. as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows, and partners' equity for each of the years in the three year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000 Annual Report on Form 10-K of The Macerich Company. Our report refers to a change in the method of accounting for overage rent in 2000.

KPMG LLP
Indianapolis, Indiana
March 26, 2001